This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities . Information contained herein is based on data obtained from recognized statistical services, issuer reports or communications, or other sources, believed to be reliable . However, we have not verified such information and we do not make any representations as to its accuracy or completeness . Any statements non - factual in nature constitute only current opinions, which are subject to change . No part of this report may be reproduced in any manner without the prior permission of Imation Corp . This presentation should be read in conjunction with important disclosures included with this booklet . Enhancing Shareholder Value at Spring 2016

Enhancing Shareholder Value at Arlington Asset Investment Page 2 I Executive Summary II History of Value Destruction at Arlington Asset Investment III Current Compensation Practices IV The Path Forward IV Conclusion

Enhancing Shareholder Value at Arlington Asset Investment Page 3 An Introduction to Imation Corp. • Imation Corp. ("Imation") is a NYSE - listed company that has just completed a successful restructuring and is now poised to deploy its significant excess cash – Legacy business lines were in consumer storage – The Nexsan subsidiary is involved in enterprise storage today • The Board of Directors and management of Imation are actively seeking alternatives to employ its excess cash to create shareholder value • In February 2016, Imation launched a plan to establish a registered investment adviser as a wholly - owned subsidiary – The subsidiary is developing revenue generating product offerings and advisory services to outside institutional investors consistent with its own investment initiatives • Imation recruited several highly - qualified independent individuals to stand for election to Arlington's board – Nominees have expertise in mortgage backed securities (“MBS”), real estate investing and asset management • Upon a successful proxy contest and our satisfaction with prospective management’s strategy and abilities, Imation would be prepared to invest up to 15% of the float of Arlington at a price equivalent to 1.0x tangible book value per share, a 34% premium to Arlington's stock price today Share Price (as of 3/31/16) $1.55 Diluted Shares Outstanding 37.3 Market Capitalization $57.8 Cash Balance at 12/31/15 $71.1 Net Operating Losses $926.3 Notes throughout this document: Dollars in millions, except share data, unless otherwise specified. Price performance is sourced from Bloomberg and CapitalIQ, and for all relevant periods is calculated through March 31, 2016 . Source: Company Filings, CapitalIQ and Bloomberg.

Overview of Arlington Asset Investment Corp. (NYSE: AI)

imation

Company Overview

- Arlington Asset Investment Corp. ("Arlington" or the "Company") is a publicly-traded investment firm that acquires and holds a levered portfolio of residential mortgage-backed securities:
  - Agency MBS includes mortgage pass-through certificates
  - Private-Label MBS includes residential MBS not guaranteed by a government-sponsored enterprise ("GSE") or the U.S. government
- Origins as Friedman, Billings, Ramsey Group, Inc.'s MBS business, which separated from the investment banking operations after the 2008 financial crisis
- Corporate headquarters in Arlington, Virginia
- Structured as a C-corp today

Share Price (as of 3/31/16)	$12.53
Diluted Shares Outstanding	22.9
Market Capitalization	$286.9
Adj. Tangible Book Value Per Share	$16.82
Price to Adj. Tangible Book Value	0.74x

Historical Performance



$30.00
$28.00
$26.00
$24.00
$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$28.25
$23.96
$23.92
$21.33
$23.09
$20.77
$26.39
$23.25
$26.61
$22.63
$16.82
$13.23
2010
2011
2012
2013
2014
2015
Tangible Book Value Per Share
Stock Price

Portfolio Overview at 12/31/15

MBS Securities	
Specified Agency MBS	$3,865.0
Private-label MBS	130.5
Net long TBA Forward Positions	389.0
	$4,385.0
Hedge Position	
2 Year Maturity	$750.0
10 Year Maturity	750.0
Interest Rate Swaps	$1,500.0
10-year Treasury Futures	1,335.0
Total Hedge Position	$2,835.0

Further notes throughout this document:
Tangible book value is shareholders' equity less intangibles, goodwill and deferred tax assets.
LTM is for the twelve months ended December 31, 2015. For financial metrics, trailing 5 Years is the period between the fiscal years ended December 31, 2011 to December 31, 2015.

Enhancing Shareholder Value at Arlington Asset Investment

Page 4

Enhancing Shareholder Value at Arlington Asset Investment Page 5 • Arlington Asset Investment’s underlying investment strategy is unable to generate a reasonable equity return given the nature of the securities it owns, its limited capital base and the high expense load • The agency MBS it owns are perceived to have an implicit guarantee of the U.S. government and carry negligible credit risk, and, thus, underwriting prowess is not required – Consequently, these securities are priced at a very low yield, but there still remains significant interest rate risk • After subtracting public company expenses, Arlington’s standalone corporate overhead and its extravagant compensation, the returns on a hedged portfolio are negative • Because of the limited underlying economics of Arlington’s portfolio, management has elected to take on significant financial le verage • Management and the Board are able to tolerate these risks because of (i) their low equity ownership in the Company and (ii) t hei r compensation structures that reward themselves richly despite poor performance • Arlington’s current and historically rich dividend payout belies the true operating earnings of the business and has been sou rce d from both book value diminution and opportunistic capital raises that should be looked at as a return of capital • Financial metrics on an absolute and relative basis have been dreadful – Over the last five years, the dividend - adjusted stock price is down 15%, and down 59% on an absolute basis – Return on equity over the last five years has averaged 1.8% – Underperformance has accelerated since the current CEO, Rock Tonkel, was appointed in June 2014 – Financial leverage has soared to a current level of 9.6x – Hedge losses have contributed to tangible book value degradation – While Arlington may articulate a stronger track record since the transition from Friedman, Billings, Ramsey Group, Inc. in 20 09, this contradicts the enormous value destruction witnessed at the parent company from overleverage and toxic MBS in the years preceding the split • The Company operates under exemptions from the Investment Company Act of 1940 in real estate and some real estate credit products – Arlington is significantly invested in whole - loan pools which are packaged and backed by the GSEs, a strategy that seems to be designed for ease of compliance rather than profitability Executive Summary

Enhancing Shareholder Value at Arlington Asset Investment Page 6 • We believe the Board of Directors should be held accountable for the strategic missteps and the failure of the executive team – Directors have overseen years of shareholder value destruction and poor financial results – The independent directors possess no direct MBS investing experience or MBS hedging and risk management experience – Directors have awarded what we believe is excessive compensation in view of the Company’s performance, for both themselves an d t he executives – Not only is stock ownership via open market purchases virtually non - existent, but key leaders have disposed of substantial owner ship in the Company at prices more than 100% above prevailing market prices • At this critical juncture, we believe Arlington requires a reconstituted Board of Directors and management team capable, and inc lined, to develop an effective strategy • We believe our Board nominees, in conjunction with continuing directors, can work hand in hand to improve the position of the Company today. We believe our nominees would seek to have the Company undertake the following initiatives: – Solicit the best external manager or internal management team through a Request for Proposal (“RFP”) process o In the current paradigm, management gets paid while losing money, and this shareholder value destruction will change under ou r nominees’ direction o Bonus compensation should be tied to tangible book value creation, long - term incentive plans should be tied to stock price appre ciation and total return o Bonus compensation should be heavily weighted in stock compensation – Take a holistic view on corporate overhead reduction and lower the overall fixed cost structure – Assist management in diversifying the portfolio into strategies that create more attractive yields AND that develop enterpris e v alue by actually investing in new businesses – Lower the risks in the business, recalibrate the hedging strategies, and/or liquidate underperforming assets • Upon a successful proxy contest and our satisfaction with the go - forward management structure and strategy, we would be prepared to invest up to 15% of the float of Arlington at a price equivalent to 1.0x tangible book value per share, a 34% premium to today’s price • With our nominees on the Board, we are confident the Company can return to profitability -- and we believe the stock should trade at premium to tangible book value over time Executive Summary

Enhancing Shareholder Value at Arlington Asset Investment Page 7 -50% -30% -10% 10% 30% 50% 70% 90% Apr-11 Aug-11 Dec-11 Apr-12 Aug-12 Dec-12 Apr-13 Aug-13 Dec-13 Apr-14 Aug-14 Dec-14 Apr-15 Aug-15 Dec-15 AI '15 Peer Group FTSE NAREIT mREITs Index S&P 500 Index Arlington Has Significantly Underperformed Its Peers Arlington Asset Investment Has Destroyed Shareholder Value – Dividend Adjusted Performance Further notes throughout this document: “’15 Peer Group” is defined as the peer group of companies listed in the Company’s 2016 Proxy Statement. As detailed in the 2015 10 - K the Company compares its performance to the FTSE NAREIT Mortgage REIT Index, a free - float adjusted, market capitalization - weighted index of U.S. mortgage REITs, which include all tax - qualified REITs with more than 50% of total assets invested in mortgage loans or MBS secured by interests in real property. Individual and peer group stock price performance is adjusted for dividends unless otherwise specified. Peer group indices a re also market value weighted. Source: Company Filings, CapitalIQ and Bloomberg. 2015 ROE 2015 Leverage Return: 25.7% Return: 54.6% Return: 40.2% Return: (15.3%) Div Adj Stock Price Last 5 Years 9.6x 3.7x AI '15 Peer Group - 12% 6% AI '15 Peer Group - 15% 40% AI '15 Peer Group 1.8% 6.2% AI '15 Peer Group Average ROE Last 5 Years

Enhancing Shareholder Value at Arlington Asset Investment Page 8 Issues Under Current Leadership Board Responsibility Results Corporate Leadership Setting the Strategy and Capital Allocation Managing Risk Corporate Governance We Believe the Board of Directors Has Failed As Fiduciaries to Shareholders ▪ The Board has overseen years of share price degradation and poor financial results ▪ The independent directors have no direct MBS investing experience, Arlington's primary form of investment activity ▪ Since the inception of Mr Tonkel’s tenure as CEO in Q2 2014, the stock price is down (38.5%) on a dividend adjusted basis, or a negative compound annual decline rate of (23.6%) ▪ Arlington is a “follower” not a “leader” in the mortgage REIT space, and we question whether its possible to earn attractive equity returns given the prevailing spreads, capital base, and expense load ▪ Investment losses including derivatives have offset interest income earned by 70% since 2010 and 90% since 2014 ▪ Despite the lack of book value creation, management pays a healthy dividend (perhaps unsustainable) ▪ Tangible book value today equals the total equity raised in the public equity markets since 2010 ▪ Ill - conceived hedging strategies ( without attention to the shape of the yield curve) that have led to hedge losses far exceeding those of its peers ▪ Current and recent positioning has been biased to a rise in rates and a steepening yield curve and the exact opposite has occurred ▪ Total leverage is 9.6x today, and on an agency basis is 12.5x ▪ We believe executive and board compensation has been excessive ▪ Executive compensation comes from a non - equity incentive plan that is not aligned with the financial performance ▪ B oard compensation has trended upward 7.1% per year since 2013 ▪ Low stock ownership levels and an abundance of insider selling among Arlington’s directors and officers, coupled with attractive cash compensation and bonuses, are causes for concern

Enhancing Shareholder Value at Arlington Asset Investment Page 9 The Path Forward Board Responsibility Plans and Goals for the Future Corporate Leadership and a Better Management Model Overseeing Portfolio Management and Risk Management A Reduced SG&A Load Corporate Governance We Have Identified a Clear Plan to Execute ▪ Our Nominees will solicit the best external management option today in an RFP process ▪ Incumbents are welcome to make a proposal to remain in place as the management team ▪ Our Nominees are fiscally responsible and think like owners and shareholders ▪ Our Nominees have the relevant experience to oversee and direct management ▪ Our Nominees have a proven track record of MBS portfolio management and real estate investing ▪ We will assist management in recalibrating current hedging strategies to maximize protection of tangible book value and diversifying the portfolio and position the Company for the future ▪ We are committed to increasing the operating efficiency of the enterprise to ensure shareholder value is maximized ▪ Our Nominees will oversee a rationalization of all corporate functions and a significant reduction in fixed costs and overhead expenses ▪ We are committed to recalibrating Board and executive compensation practices ▪ We will employ best practices across corporate governance functions including having a non - executive chairman or lead independent director ▪ Upon a successful proxy contest and satisfaction with the go forward management strategy, we are prepared to invest up to 15% of Arlington’s float at a price equivalent to tangible book value per share, a 34% premium to today’s price ▪ The reconstituted Board will always be open to strategic alternatives and value maximization Commitment to Alignment of Interests

Existing Board of Directors

imation

Arlington Asset Investment Corp. Directors



Eric F. Billings

Founder, Friedman Billings Ramsey

Investment Banking · Brokerage Experience · MBS Investing



Daniel J. Altobello

Chairman, Altobello Family LP

Former Chairman, Onex Food Services

Finance and Real Estate · Consumer · Airlines



Daniel E. Berce

CEO and President, General Motors Financial Company

Consumer Finance · Automotive · Industrials



David W. Faeder

Managing Partner, Fountain Square Partners

Former Vice Chairman, President, and CFO, Sunrise Senior Living

Real Estate · Senior Living



Peter A. Gallagher

Former President and CEO, America's Promise

Former Vice Chairman of District of Columbia Emergency Board of Education

Financial Services · Civic Causes



Ralph Michael, III

EVP/Group Regional President, Fifth Third Bank

Former President, Ohio Casualty Insurance

Financial Services · Insurance



Anthony P. Nader

Managing Director, SWaN & Legend Ventures

Former Vice Chairman of Assurion

Former President and CEO, NEW

Principal Investment · Real Estate · Consumer Warranty



J. Rock Tonkel, Jr.

Former President, Executive Vice President, Managing Director, Head of Investment Banking, FBR & Co.

Investment Banking · MBS Investing · Commercial Banking

Enhancing Shareholder Value at Arlington Asset Investment

Page 10

Our Vision for a New Board Consists of Changing Five Members

imation

Our Group's Nominated Directors



Scott R. Arnold

Managing Director and Senior Portfolio Manager, Clinton Group, Inc.

Former Board Member, Herald National Bank

Former Chairman, Urban Trust Bank

- MBS Investing
- Hedge Fund Investing
- Portfolio Management
- Commercial Banking



Barry Kasoff

Founder and President, Realization Services Inc.

Director, Imation Corp.

CFO/ Vice President of Operations, Sezler Group

General Manager, Takarajimasha

- Restructuring
- Operations Management
- Audit
- Real Estate Investing



W. Brian Maillian

Chairman and CEO of WhiteStone Global Partners/WhiteStone Capital Group

Senior Managing Director of Bonwick Capital Partners LLP

- MBS Investing
- Asset Management
- Investment Banking
- Advisory to GSEs



Raymond C. Mikulich

Managing Partner, Ridgeline Capital Group

Chairman, Altus Group Ltd

Former Head of Real Estate, Apollo LP

Former Co-Head of Real Estate, Lehman Brothers

- Real Estate Investing
- Real Estate Management
- Private Equity
- Asset Management



Donald H. Putnam

Founder and Managing Partner, Grail Partners LLC

Director, Imation Corp.

Former CEO, Chairman, and Managing Director, Putnam Lovell

- Asset Management
- Private Equity
- Quantitative Investments
- Investment Banking

Enhancing Shareholder Value at Arlington Asset Investment

Page 11

Enhancing Shareholder Value at Arlington Asset Investment Page 12 I Executive Summary II History of Value Destruction at Arlington Asset Investment III Current Compensation Practices IV The Path Forward IV Conclusion

Enhancing Shareholder Value at Arlington Asset Investment Page 13 -100.0% -90.0% -80.0% -70.0% -60.0% -50.0% -40.0% -30.0% -20.0% -10.0% 0.0% 10.0% 20.0% 30.0% Jan-06 Jun-07 Nov-08 Apr-10 Sep-11 Feb-13 Aug-14 Jan-16 Eric Billings Rock Tonkel Value Destruction: A Longer History Back to FBR’s Troubles Source: Company filings and Capital IQ. Over the Last 10 Years, the Dividend Adjusted Stock Price is Down (84.9%) FBR Forms FBR Cap Markets Sub CEO Tenure FBR sells minority in FBR Cap Markets FBR IPO’s FBR Cap Markets Arlington Sells R emainder of FBR Cap Markets What Happened to FBR Cap Markets? Stock is down 74% since the spinoff Widespread problems and losses from subprime mortgage lending FBR executes “good bank / bad bank” strategy Stock is down 98% Chapter 7 for mortgage loan sub Changes Name To Arlington Asset Investment A Fresh Start? Portfolio (12/07): $1.5 bn Agency MBS $300 mm Private Label Portfolio (12/09): $132 mm Agency MBS $300 mm Private Label Portfolio (12/11): $590 mm Agency MBS $277mm Private Label Portfolio (12/15): $3.9 bn Agency MBS $130 mm Private Label Portfolio (12/13): $1.5 bn Agency MBS $485 mm Private Label

Enhancing Shareholder Value at Arlington Asset Investment Page 14 -50.0% -40.0% -30.0% -20.0% -10.0% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 90.0% 100.0% 110.0% 120.0% Mar-11 Sep-12 Feb-14 Jul-15 Eric Billings Rock Tonkel Value Destruction: Stock Price Last 5 Years Source: Company filings and Capital IQ. Over the Last 5 Years, the Dividend Adjusted Stock Price is Down (15.3%) Private Label MBS consists of 72% of the Portfolio Raises $385 million in new capital Hedging is a 5 year Eurodollar futures strip Begins Migration to agency - backed MBS Leverage: 3.5x Agency - backed MBS now 77% of the Portfolio Leverage: 3.9x Rock Tonkel promoted to CEO Book expands by 103% yoy, Leverage 6.1x Agency MBS Lev: 10.7x Book expands by 13% yoy, Leverage 9.5x Agency MBS Lev: 12.4x Hedging is primarily in 10 years with a moderate exposure to the 2 year CEO Tenure

Calculating Returns on a Per Share Basis – Since Arlington's Inception

imation

- We calculated the returns to shareholders totaling tangible book value per share increases and decreases and cumulative dividends paid per share ("Total Return" or "IRR") since Arlington's inception
- The analysis ignores the stock price as a variable in calculating returns
- Dividends paid is a function of the Board and Management's decision, and thus may improve an IRR but add risk to the balance sheet

Evolution of Tangible Book Value Per Share and Dividends Per Share

Fiscal Year End 12/31	2009	2010	2011	2012	2013	2014	2015
Tangible Book Value and Dividends							
Ending Tangible Book Value	$150.0	$216.7	$183.4	$302.9	$386.0	$519.7	$386.5
Change in Tangible Book Value		$66.7	($33.4)	$119.5	$83.1	$133.7	($133.2)
Outstanding Shares	7.9	7.7	7.7	13.1	16.6	23.0	23.0
Ending Tangible Book Value Per Share	$18.94	$28.25	$23.92	$23.09	$23.25	$22.63	$16.82
Weighted Average Shares		7.8	7.7	10.3	15.9	20.0	23.0
Dividends Paid Per Share		$1.30	$3.10	$4.38	$2.63	$3.50	$3.25
IRR Since 2009							15.1%
IRR Since 2010							**4.9%**
Dividend Adjusted Stock Price Last Five Years							**-15.3%**

- The IRR calculated at the end of 2009 to 2015 is 15.1%, a strong return led mostly by a rebound in the Private Label MBS coming out of the recession in the first year
- Post-rebound of Private Label MBS, returns have stagnated
  - Leverage has gone up and dividend payouts remained rich
- During 2013 and 2014, the Company raised capital opportunistically which in turn was partially used to fund dividends, representing a return of capital, and this policy aided returns in 2014-2015
  - Investors purchasing stock in those equity issuances have not fared well
- In the following pages, we will demonstrate the disconnect between true economic earnings and their dividend payouts

Source: CapitalIQ and Company Filings.

Enhancing Shareholder Value at Arlington Asset Investment

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Enhancing Shareholder Value at Arlington Asset Investment Page 16 Measuring Performance on their Metrics and Methodology Source: CapitalIQ and Company Filings. Note: The Company changed its disclosure and definition of Non - GAAP Core Operating Income after 2012, and thus financial metric s for 2010 - 2012 do not an add - back for realized mark - to - market adjustments on the trading MBS and hedge instruments. • The Company discloses “Non - GAAP Core Operating Income,” and the rationale from the 2015 10 - K is as follows: – “These non - GAAP core operating income measurements are used by management to analyze and assess the Company’s operating results on its portfolio and assist with the determination of the appropriate level of dividends.” – “The Company believes that these non - GAAP measurements assist investors in understanding the impact of these non - core items and non - cash expenses on our performance and provides additional clarity around our earnings capacity and trends.” According to their metrics and methodology, since the onset of 2010, there was cumulative core operating earnings of $442 million Where Did All the Value Go? Our Take: They are adding back realized losses as well

Enhancing Shareholder Value at Arlington Asset Investment Page 17 Disclosure in the Company’s 2015 10 - K Source: Company Filings. “The Company’s investment strategy for its agency MBS portfolio is to generate a net interest margin on the leveraged assets and hedge changes in the market value of the assets attributable to changes in interest rates, expecting that the fluctuations in the market value of the agency MBS and related hedges should largely offset each other over time . As a result, the Company excludes both the realized and unrealized fluctuations in the gains and losses in the assets and hedges , except for the periodic interest costs of interest rate swap agreements, on its hedged agency MBS portfolio when assessing the underlying core operating income of the Company .”

Enhancing Shareholder Value at Arlington Asset Investment Page 18 Our Approach to Measuring Performance is Simpler and More Practical Source: CapitalIQ and Company Filings. • We look at tangible book value creation over time, excluding dividends and stock issuances – We analyze the value contributors to tangible book value creation to understand performance attribution Since the onset of 2010, operations have yielded $129 million in value creation to the enterprise. Since 2014, the contribution has been negative ($22) million Our Take: Their number, on the preceding page was +$442 million

Enhancing Shareholder Value at Arlington Asset Investment Page 19 History of Private Label MBS Investing Source: CapitalIQ. AI Level 3 Asset Portfolio 2010 2011 2012 2013 2014 2015 Private-label MBS Trading $0.0 $0.0 $0.0 $0.0 $0.0 $2.9 Available-for-sale Senior 51.0 170.1 7.5 7.1 0.0 0.0 Re-REMIC securities 201.7 191.6 191.6 334.2 267.4 127.5 Total private-label MBS $252.7 $361.7 $199.1 $341.3 $267.4 $130.4 Interest-only MBS 6.3 1.1 0.5 0.3 0.2 0.1 Total Level 3 Assets $259.1 $362.7 $199.6 $341.6 $267.6 $130.6 Level 3 Assets as a % of: Tangible BV 119.5% 197.8% 65.9% 88.5% 51.8% 33.8% Market Value 140.4% 221.9% 73.0% 78.0% 43.8% 42.9% Private Label Contribution Unrealized Gains / (Losses) on REMICs (Gross of Taxes) $60.5 ($10.0) ($3.1) $36.7 $1.6 ($11.3) Reclassification of Previous Period REMIC Mark to Market (Gross of Taxes) (4.0) (15.1) 4.2 (13.5) (16.7) (23.6) Realized Gains on REMICs Less OTTI on REMICs 10.1 13.7 (5.9) 16.1 16.8 15.3 Total Private Label Contribution $66.5 ($11.5) ($4.8) $39.3 $1.7 ($19.6) Our Take: • In 2010, 2011 and 2013, there was an abundance of risk at the Company comparing the Private - Label MBS with the Company’s capital base • Five of six mark to market adjustments period to period are down • The Seniors have been sold, and the remaining re - REMICs have sparse financing – is there adverse selection in what is left? Arlington’s Strategy • These legacy assets remained at Arlington after the separation from the FBR Capital Markets entity • While increasing its exposure in 2013, the Company has generally unwound the portfolio This is a lot of risk! Arlington sharply lowered their assumptions to value the portfolio between 12/12 and 12/13 CDR: 5.2% to 3.7% Severity; 47% to 45% CPR: 13.9% to 11.8% Discount Rate: 7.4% to 6.5%

Enhancing Shareholder Value at Arlington Asset Investment Page 20 A Threshold Question – Can Money Be Made in this Business Today? We Attempt to Construct A Theoretical Earnings Model: • Step I is to calculate the option adjusted spreads of the agency portfolio • We have identified comparable asset groupings that match the relevant characteristics of the assets of Arlington • The graphic to the right shows four of our selected asset groupings along with our composite weighted average • We use their pricing as of the end of 2015 • Using the Barclays model, we calculate the OAS Source: Company Filings , Bloomberg and Barclays. Asset Arlington LIBOR -OAS Grouping Face Weight Price 12/31/15 (bps) Selected STIPs <150k 3.50% $103.5 2.8% 103.45 52.30 4.00% 690.1 18.9% 106.61 52.80 <175k 3.50% 64.9 1.8% 103.26 41.70 4.00% 877.0 24.0% 106.33 31.60 HARP LTV < 95% 3.50% 27.9 0.8% 103.17 37.50 4.00% 312.9 8.6% 106.10 37.80 4.50% 47.0 1.3% 108.64 28.40 HARP LTV >95% 4.00% 256.3 7.0% 106.31 34.00 4.50% 76.0 2.1% 109.01 31.70 Weighted Avg. OAS 34.42

A Threshold Question – Can Money Be Made in this Business Today?

imation

We Attempt to Construct A Theoretical Earnings Model:

- Step II is to examine the Company's financing and further adjust it for the termination of FHLB advances

Financing	Balance	Collateral	Avg. Int. %	Days to Mty	Haircut %	Equity
Financing as of 2015						
Agency Repurchase Agreements	$2,797.6	$2,946.7	0.61%	12.8	5.06%	$149.1
Agency FHLB Advances	786.9	805.2	0.36%	11.6	2.27%	18.3
Total Financing	3,584.5	3,751.8	0.56%			167.4
Adjusted for Termination of FHLB Advances						
Agency Repurchase Agreements	$3,570.4	$3,751.8	0.61%	12.5	5.10%	$181.4

- Finally, to construct the theoretical earnings model we compare the option adjusted rate and cost of financing to calculate a return to equity – 4.3%
- After Arlington's SG&A and Operating expense load, the return is negative

Components of Theoretical Return	Bps.
Weighted Option Adjusted Spread	34.42
One Month LIBOR	43.00
Optioned Adjusted Rate	77.42
Cost of Financing	61.00
Option Adjusted Carry	16.42
Return to Equity	4.3%
Return to Equity after SG&A and Opex	Negative

- We also compare Arlington's articulated target return to equity of 16.0%
- Said another way, at a stated 8.0x leverage, the difference between 16.0% and our theoretical return of 4.3% reflects the return associated with the investor taking interest rate risk, either directional or resulting from changes in the yield curve, as well as spread risk and volatility risk

Arlington's Articulated Returns	Coupon
Expected Yield	314.00
Hedging Costs	153.00
Net Spread	161.00
Target Leverage	8.0x
Return to Equity	16.0%

Source: Company Filings, Bloomberg and Barclays.

Enhancing Shareholder Value at Arlington Asset Investment

Page 21

Historical Hedging Strategy and Negative Contribution

imation

- The Company has risk to the shape of the yield curve
- Current and recent positioning has been biased to a rise in rates and a steepening yield curve and the exact opposite has occurred
- Their peers have been seemingly more sophisticated and effective with regards to hedging strategies

Snapshot of Current Hedge Positions* and Historical Gains/(Losses)

Instrument	Notional	Fixed Pay Rate
2 Year Maturity	$750,000	1.04%
10 Year Maturity	750,000	2.12%
Interest Rate Swaps	$1,500,000	1.58%
10-Year Treasury Note Futures	$1,335,000	

	2010	2011	2012	2013	2014	2015
Gain/(Loss) from Derivative Instruments	($3.0)	($64.6)	($28.8)	$58.0	($140.4)	($105.3)
Gain/(Loss) as a % of Preceding Tang Book	-2.0%	-29.8%	-15.7%	19.2%	-36.4%	-20.3%

Investment Presentation Declaration	Date of Investor Presentation; Relevant Quarter	Yield on 10-Yr at the End of the Relevant Quarter	Change in Yield on 10-Yr from Relevant Quarter to 3/31/16
"Hedged to mitigate impact of increasing interest rates"	2/2/16; Q4 2015	2.27%	Decreased 50 bps
"Hedged to mitigate impact of increasing interest rates"	11/30/15; Q3 2015	2.04%	Decreased 27 bps
"Hedged to mitigate impact of increasing interest rates"	5/15/15; Q1 2015	1.92%	Decreased 15 bps
"Well hedged to protect against increasing interest rates" "Seek to maintain neutral to negative net duration"	2/11/15; Q4 2015	2.17%	Decreased 40 bps
"Well hedged to protect against increasing interest rates" "Seek to maintain neutral to negative net duration"	11/7/14; Q3 2014	2.49%	Decreased 72 bps
"Well hedged to protect against increasing interest rates as economic environment shifts"	7/31/14; Q2 2014	2.53%	Decreased 76 bps
"Eurodollar futures provide hedge against increasing interest rates"	5/19/14; Q1 2014	2.72%	Decreased 95 bps
"Eurodollar futures provide hedge against increasing interest rates"	2/11/14; Q4 2013	3.03%	Decreased 126 bps

Source: CapitalIQ and Company Filings.
* The Company also has minimal disclosure on a position in put options on Eurodollar futures with a notional value of $4 billion as of December 31, 2015.

Enhancing Shareholder Value at Arlington Asset Investment

Page 22

2015 Hedge Losses as a % of Adjusted 2014 Tangible Book

imation

- Arlington's losses from derivative instruments in 2015 far exceeded its peers on a relative basis
- Peers elected to hedge different parts of the curve


AI
ARR
EARN
MITT
MTGE
WMC
'14 Hedge Position
'15 Hedge Position
- ~$2.3 bn Eurodollar futures quarterly through '19
- $780 mm 10 year swap
- $750 mm 2 year swap
- $750 mm 10 year swap
- Short $1.4 bn 10 year treasury futures
- $4 bn puts on Eurodollar futures
-20%
- $4 bn <2 year swap
- $3 bn 2-6 year swap
- $6.3 bn 8 year swap
- $1 bn <2 year swap
- $2 bn 4 year swap
- $2.4 bn 7 year swap
- $3 bn 10 year swap
- $2 bn basis swap
-18%
- $600 mm hedges across the entire yield curve
- 52%, >5 year
- 40% TBA securities
-9%
- $469 mm hedges across the entire yield curve
- 47% >5 year
- 19% 0-5 year
- Utilize TBAs to reduce MBS basis risk
- $1.5 bn interest rate swaps: 2-9 yrs
- $550 mm swaptions
- $528 mm treasuries
-5%
- $969 mm interest rate swaps: 2-9 yrs
- $226 mm treasuries
- $4.0 bn interest rate swaps: <3, 3-5, 5-7, >7
- $550 mm swaptions
- $528 mm treasuries
-7%
- $2.3 bn interest rate swaps: <3, 3-5, 5-7, >7
- $250 mm swaptions
- $269 mm short treasuries
- $5.8 bn fixed pay interest rate swaps: <1, 1-3, 3-5, 9
- $2.2 bn variable pay interest rate swaps: 1-3, 3-5, >12
- $500 mm swaptions
-11%
- $6.2 bn fixed pay interest rate swaps: <1, 1-3, 3-5, 10
- $2.3 bn variable pay interest rate swaps: 3-5, >12
- $600 mm swaptions

Note: We selected a subset of the peers in the FTSE NAREIT mREIT Index based on relatively similar market capitalization and portfolio composition (predominance of Agency MBS) as Arlington.
Selected Peers: Armour Residential REIT (ARR); Ellington Residential Mortgage REIT (EARN); AG Mortgage Investment Trust (MITT); American Capital Mortgage Investment Corp (MTGE); Western Asset Mortgage Capital Corp (WMC).
Hedge losses are calculated as losses from derivative instruments for 2015 over adjusted tangible book value at the end of 2014. Book value is adjusted for the pro rata impact of any equity financings conducted in 2015.
Source: Company Filings.

Enhancing Shareholder Value at Arlington Asset Investment

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Prospective Changes to Value Assuming a Parallel Shift in the Curve

imation

- Of the peer group companies with similar portfolio composition in agencies, Arlington stands to be the riskiest equity given their **hedge position and financial leverage**

Percentage Change in Book Value Including Derivatives with an Increase in 100 bps



-7.2%
-0.1%
-6.0%
-10.2%
-1.1%
-1.3%
AI
ARR
EARN
MITT
MTGE
WMC

Percentage Change in Book Value Including Derivatives with a Decrease in 100 bps



-13.0%
0.0%
-4.5%
6.7%
0.1%
NA(1)
AI
ARR
EARN
MITT
MTGE
WMC

At 12/31/15						
Duration Gap	-0.20	-0.12	NA(1)	1.79	0.70	1.28
Leverage	9.6x	11.4x	8.5x	4.9x	4.8x	5.4x

Note: We selected a subset of the peers in the FTSE NAREIT mREIT Index based on relatively similar market capitalization and portfolio composition (predominance of Agency MBS) as Arlington.
Selected Peers: Armour Residential REIT (ARR); Ellington Residential Mortgage REIT (EARN); AG Mortgage Investment Trust (MITT); American Capital Mortgage Investment Corp (MTGE); Western Asset Mortgage Capital Corp (WMC).
WMC and ARR denote a change in portfolio value as per their disclosure.
Source: Company filings and investor presentations. Data reflects Company's calculations.
(1) NA, as borrowing rate would be below zero.

Enhancing Shareholder Value at Arlington Asset Investment
Page 24

Last Word on Risk Today – Dividend Foundation and True Leverage

imation

Tangible Book Per Share Bridge Since the end of 2013

- Dividends paid lowered tangible book value per share by $6.75 per share
- Business operations contributed $0.32 per share for the period



$23.25
$11.52
$10.08
$1.52
$0.77
$1.16
$6.75
$16.82
A gain of $0.32 per share for the period.
FY 2013 Tangible Book per Share
Interest Income
Investment Losses
SG&A and Opex
Private Label MBS Contribution
Other and Timing Differences
Dividends Paid
FY 2015 Tangible Book per Share

Total Leverage and Agency Leverage

- The $130.6 million in Private-Label MBS are financed with $37.2 million in repo
- Adjusting the tangible book value, the leverage on the agency portfolio is **12.5x**

MBS Portfolio	2014	Q1 '15	Q2 '15	Q3 '15	Q4 '15
Agency MBS	$3,414.3	$3,867.8	$4,154.4	$3,790.0	$3,865.3
Private-Label MBS	267.4	241.0	152.2	134.8	130.6
Net Long TBA Positions	213.6	0.0	0.0	408.4	389.3
Total Portfolio	3,895.3	4,108.8	4,306.5	4,333.2	4,385.1
Total Debt	3,219.8	3,447.0	3,707.1	3,537.6	3,697.0
Tangible Book Value	$519.7	$457.3	$432.3	$474.7	$386.5
Tangible Book Value Less Private-Label (Non-Repo)	$294.4	$279.1	$319.5	$372.3	$293.2
Ratios					
Total Debt / Tangible Book Value	6.2x	7.5x	8.6x	7.5x	9.6x
Agency MBS Ratios					
Total Agency Debt / Tangible Book Value	10.8x	12.1x	11.5x	9.4x	12.5x

Source: CapitalIQ and Company Filings

Enhancing Shareholder Value at Arlington Asset Investment

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Enhancing Shareholder Value at Arlington Asset Investment Page 26 Board Decisions Have Destroyed Value Board Responsibility Decision Made Consequences for Stockholders Investing in a portfolio of agency MBS and Private - Label MBS Setting Strategy ▪ - 15.3% in dividend - adjusted stock performance last five years ▪ We question whether its possible to achieve adequate equity returns as an agency mortgage REIT with this capital base and expense ratio Reliance on management to hedge the portfolio Driving Capital Allocation Decisions Portfolio expanded, leverage at untenable levels, risks maximized Risk Management and Stewardship of Shareholder Capital Running an Efficient Enterprise High corporate overhead Compensation misaligned with shareholder value ▪ 4.6% average annual Total Return in the last three years despite a healthy dividend and higher leverage ▪ Hedge losses have led to accelerated diminution in tangible book value ▪ Current leverage is 9.6x, up from 4.2x in the past two years ▪ Agency MBS leverage is 12.5x ▪ Highest potential variability to parallel shifts in interest rates ▪ Expense ratio averaged 5.3% of tangible book value the last five years, and 3.5% of book value the last three years ▪ Cumulative compensation expense and benefits was $55.8 million for the past 5 years vs. dividend - adjusted stock performance was - 15.3%

Enhancing Shareholder Value at Arlington Asset Investment Page 27 I Executive Summary II History of Value Destruction at Arlington Asset Investment III Current Compensation Practices IV The Path Forward IV Conclusion

Executive Compensation Since 2011

imation

- Since 2011, the Company has paid its three named executive officers ("NEOs") a total of $36.8 million
  - An average of nearly $7.4 million per year
  - Most of the compensation came from a non-equity incentive plan (cash bonus) based on pre-determined adjusted ROE goals
    - Adjusted ROE does not portray the performance of the Company well enough
    - Exceeding ROE targets did not go hand in hand with stock price performance, as the stock was down (15.3)% during the last five years
  - According to Hedgeco.net, Mr. Billings appears to be the Senior Managing Partner at an asset management firm named Billings Capital Management, suggesting the executive role at Arlington is a part-time endeavor

Executive	Title	Salary	Cash Bonus	Restricted Stock Awards	All Other	Total
Total (2011-2015)						
Billings, Eric F.	Co-Founder, Executive Chair	$4,000,000	$8,310,000	$3,000,000	$50,285	$15,360,285
Tonkel, J. Rock	CEO, President and Director	3,825,577	7,933,958	3,912,525	83,290	15,755,350
Harrington/Konzmann[1]	CFO and Treasurer	1,572,877	3,004,408	1,002,500	66,879	5,646,664
Total		$9,398,454	$19,248,366	$7,915,025	$200,454	$36,762,299
Average Per Year (2011-2015)						
Billings, Eric F.	Co-Founder, Executive Chair	$800,000	$1,662,000	$600,000	$10,057	$3,072,057
Tonkel, J. Rock	CEO, President and Director	765,115	1,586,792	782,505	16,658	3,151,070
Harrington/Konzmann[1]	CFO and Treasurer	314,575	600,882	200,500	13,376	1,129,333
Total		$1,879,691	$3,849,673	$1,583,005	$40,091	$7,352,460

Source: Company filings, Bloomberg and CapitalIQ.
Note: Chart figures denotes actual dollars.
(1) Mr. Harrington left Arlington Asset Investment in March 2015 and was replaced by Richard E. Konzmann.

Enhancing Shareholder Value at Arlington Asset Investment

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Board Compensation Since 2011

imation

- Since 2011, the Company has paid its Board of Directors a total of $4.9 million, and an average of $1.0 million per year
  - Board Compensation has trended upward 7.1% per annum the last two years

Name	Cash	Stock Awards	Total	Avg. Per Year	2015 Compensation Cash	2015 Compensation Total
Total						
Daniel J. Altobello	$829,250	$467,500	$1,296,750	$259,350	$165,500	$258,000
Daniel E. Berce[1]	403,750	460,000	863,750	172,750	81,000	166,000
David W. Faeder[2]	209,000	240,000	449,000	149,667	79,500	159,500
Peter A. Gallagher	437,500	425,000	862,500	172,500	85,500	170,500
Ralph S. Michael, III	475,500	437,500	913,000	182,600	94,500	182,000
Wallace Timmeny[3]	184,500	160,000	344,500	114,833	NA	NA
Anthony P. Nader III[4]	61,806	100,000	161,806	161,806	61,806	161,806
Total[5]	$2,601,306	$2,290,000	$4,891,306	$978,261	$567,806	$1,097,806

Name	Cash	Stock Awards	Total
Total			
2015 Class	$567,806	$530,000	$1,097,806
2014 Class	512,000	430,000	942,000
2013 Class	527,500	430,000	957,500
2012 Class	502,500	430,000	932,500
2011 Class	491,500	470,000	961,500
Total	$2,601,306	$2,290,000	$4,891,306

Source: Company Filings, Bloomberg and CapitalIQ.
Note: Chart figures denote actual dollars.
(1) Daniel E. Berce has served as a director of the Company since January 2011.
(2) David W. Faeder joined the Board in June 2013.
(3) Wallace Timmeny left the Board in June 2013.
(4) Anthony P. Nader, III began his term as a member of the Board of Directors on March 1, 2015.
(5) Neither J. Rock Tonkel, Jr., the President and Chief Executive Officer, nor Eric F. Billings, the Executive Chairman, received compensation for their services as members of the Board of Directors from 2011to 2015.

Enhancing Shareholder Value at Arlington Asset Investment

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Enhancing Shareholder Value at Arlington Asset Investment Page 30 Cumulative Board and Executive Compensation vs. Book Value • Cumulative compensation expense and benefits was $36.8 million, and cumulative board compensation was $4.9 million • During the same period, IRR to shareholders was 4.9% Cumulative Executive Compensation (Actual Dollars) vs. Declining AI Book Value per Share Source: Company Filings , Bloomberg and CapitalIQ . $961,500 $1,894,000 $2,851,500 $3,793,500 $4,891,306 $5,903,737 $13,803,099 $21,272,781 $29,906,458 $36,762,299 $23.92 $23.09 $23.25 $22.63 $16.82 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 $0 $5,000,000 $10,000,000 $15,000,000 $20,000,000 $25,000,000 $30,000,000 $35,000,000 $40,000,000 2011 2012 2013 2014 2015 Cumulative Board Compensation Cumulative Executive Compensation Tangible Book Value Per Share

Has Bonus Pay Been Aligned with Shareholder Results?

imation

Bonus and Performance Share Unit Compensation Do Not Seem to Match Shareholder Value Creation

Executive	Cash Bonus	Total Compensation	Bonus Pay as a % of Base	Their Adjusted ROE	IRR
Tonkel, J. Rock					
2015	$1,360,000	$2,972,238	200% of ROE Target, 70% of 50% Discretionary	17.9%	-12.3%
2014	1,558,333	4,147,653	200% of ROE Target, 200% of 50% Discretionary	24.3%	13.5%
2013	1,500,000	3,044,058	200% of ROE Target, 200% of 50% Discretionary	19.3%	12.6%
Total	$4,418,333	$10,163,949			
Billings, Eric F.					
2015	$1,360,000	$2,972,417	200% of ROE Target, 70% of 50% Discretionary	17.9%	-12.3%
2014	1,600,000	3,212,217	200% of ROE Target, 200% of 50% Discretionary	24.3%	13.5%
2013	1,600,000	3,212,017	200% of ROE Target, 200% of 50% Discretionary	19.3%	12.6%
Total	$4,560,000	$9,396,651			

Arlington's Articulation:

- "Adjusted ROE was selected because it measures both our profitability and our efficient use of equity capital." (2014 Proxy Statement)
- Adjusted return on equity (ROE) performance determines 50% of the bonus from the non-equity incentive plan – the other 50% is discretionary as determined by the Board of Directors
- Performance share units ("PSUs") are also granted to executives as their long-term incentive plan
  - Tied to book value growth and total shareholder return

Our Take:

- The bonus plan appears devoid of any connection to shareholder value creation
- PSUs, while appearing to be tied to stock price, are not in fact stock, and not ownership in the Company
- To achieve 200% of the target in each of 2013 and 2014 would insinuate great success, but shareholders did not fare as well as the executive team
- There must be flaws in the calculation or methodology to define bonus compensation
- There are no details on the PSU program as far as construction of targets

Source: Company Filings, Bloomberg and CapitalIQ.
Note: Chart figures denote actual dollars.

Enhancing Shareholder Value at Arlington Asset Investment

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Bonus Payments and The Company's Adjusted ROE Construct

imation

Reconstructing the Company's Adjusted ROE Construct for Bonuses

Fiscal Year End 12/31	2012	2013	2014	2015
Average Shareholder's Equity				
Stockholders' Equity	$465.2	$551.8	$645.3	$484.0
Deferred Tax Asset	(162.3)	(165.9)	(125.6)	(97.5)
Adj. Stockholders' Equity	302.9	386.0	519.7	386.5
Pro Rata Portion of New Equity	108.3	91.1	0.0	0.0
Average Shareholders'	411.2	477.0	519.7	386.5
Disclosed ROE		19.3%	24.3%	17.9%
Implied Adjusted Earnings		$79.4	$115.9	$93.0

Arlington's 2016 Proxy:

Average shareholders' equity, defined as shareholders' equity at December 31, 2014 (excluding deferred tax assets), plus the pro-rata portion of new investor equity added during the year 2015

Pre-tax GAAP income adjusted for the following items: compensation costs associated with stock-based awards; non-cash accretion of private-label MBS purchase discounts; private-label MBS purchase discount accretion realized upon sale or repayment; other-than-temporary impairment charges; other-than-temporary impairment charges realized upon sale or repayment; unrealized gains and losses on agency MBS; unrealized gains on losses on derivative instruments; and realized gains and losses on 10-year hedging instruments used to hedge our agency MBS.

Our Construction

- Our value creation numbers are far less than the adjusted earnings number in their ROE calculation
- Bonus compensation should be aligned with shareholder interests and tied to shareholder value creation
- A bonus program fails if the Company's management is being rewarded and the shareholders lose money

	2013	2014	2015
Income Statement Reconciliation to Change in Tangible Book			
Net Interest Income	$78.5	$112.2	$135.7
Investment Losses (Sub-Total Below)	(47.7)	(38.7)	(152.4)
SG&A and Operating Expense	(16.6)	(18.1)	(14.2)
Income Taxes	35.3	(47.6)	(38.6)
GAAP Net Income	$49.5	$7.8	($69.4)
Unrealized Gains / (Losses)	$36.7	$1.6	($11.3)
Reclass of Previous REMIC MTM (Gross of Taxes	(13.5)	(16.7)	(23.6)
Changes in Value of the Deferred Tax Asset	(15.0)	44.9	36.5
Other Cash Flow Items	(17.7)	(1.6)	10.3
Tax Adjusted Net Income	$40.0	$36.0	($57.5)

Source: Company Filings and CapitalIQ

Enhancing Shareholder Value at Arlington Asset Investment

Page 32

Enhancing Shareholder Value at Arlington Asset Investment Page 33 Peer Comparison • 2015 p roxy peers have a mean market cap and tangible book value of $1.0 billion and $1.1 billion, respectively, w ell in excess of Arlington – Mean total director pay for directors serving a full year at Arlington was $187,200 in 2015, which is greater than the peer group mean of $164,300 • Interestingly, there is an absence of small - cap mortgage REITs with a lot of agency exposure such as ARMOUR Residential REIT ($803 mm MCAP), Ellington Residential Mortgage REIT ($107 mm), AG Mortgage Investment Trust ($364 mm), American Capital Mortgage ($692 mm), and Western Asset Mortgage Capital ($416 mm) Source: Company filings and CapitalIQ. Note: For consistency, a ll dollars for market cap and tangible book value are denoted in millions.. Director compensation is denoted in thousands of do llars. 2015 Peers – Listed in the 2016 Proxy

Stock Ownership Among Directors and NEOs

imation

What Has Happened:

- Since 2010, only one of the Company's Directors and Officers purchased stock in the open market, totaling 15,000 shares
- On the other hand, Directors and Officers have sold $14.5 million in stock at an average price of $25.39 per share, a premium of 50.9% to the Company's tangible book value
- Eric Billings has accounted for 99.6% of total sales in the open market since 2010
  - As Arlington raised $170 million equity in the new issue market at $27.50 per share in 2014, its Chairman sold $9.5 million in shares at a weighted average price of -- $27.03 per share

Our Take:

- The total economic ownership of the Company's directors and officers is a paltry 2.7%
- A low ownership level coupled with an attractive current cash salary and bonus may alter management's tolerance for high leverage and other risks to the business
- Open market divestitures have *accelerated* as the Company's book value has decreased
- Cumulative compensation expense is $55.8 million since the beginning of 2011 – ***Where is the insider buying with the stock down 38% in the past year?***

Cumulative Open Market Sales by the Company's Fiduciaries (Actual Dollars) vs. Declining Book Value Per Share



$18,000,000
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
$28.25
$23.92
$23.09
$23.25
$22.63
$16.82
$0
$0
$5,358,720
$5,396,023
$14,548,924
$14,548,924
2010
2011
2012
2013
2014
2015
Cumulative Open Market Sales
Tangible Book Value Per Share

Source: Company Filings, Bloomberg and CapitalIQ.

Enhancing Shareholder Value at Arlington Asset Investment

Page 34

Last Word on Comp – What if they were treated like a Hedge Fund?

imation

- Consider when Arlington's compensation expense is compared to a hedge fund manager with a standard 2% management fee and 20% incentive fee
- Since 2010, the cumulative overpayment versus hedge fund compensation is $8.6 million

Our Take:

In 2015, public investors overpaid by $5 million for the opportunity to generate an IRR of (12.3%)

- Furthermore, hedge funds must also contend with a high water mark should they lose money in one year
- Under Arlington's construct, management would be eligible for compensation in Q1 2016
- Under the hedge fund construct, in 2016, management would need to "fill the hole" of $61.9 million before it receives any incentive compensation
- Performance has lagged the index

Comparison of Public Company Comp vs. Hedge Fund Comp

Fiscal Year End 12/31	2010	2011	2012	2013	2014	2015
SG&A and Operating Expense	$14.6	$14.2	$17.4	$16.6	$13.1	$14.2
Theoretical Hedge Fund Compensation						
Management Fee (2% of Beginning Book Value)	$3.0	$4.3	$3.7	$7.3	$9.3	$8.9
Performance Fee (20% of the Upside)	18.8	0.1	10.3	9.9	10.9	0.0
Variance / Overpayment as a Public Company	($7.1)	$9.8	$3.4	($0.5)	($2.2)	$5.2

High Water Mark



$9.7
$51.0
$58.4
$129.3
$61.9
Q4 2014
Q1 2015
Q2 2015
Q3 2015
Q4 2015

Illustrative Hedge Fund Returns versus the Index

	2010	2011	2012	2013	2014	2015
Calculating Hedge Fund IRRs						
Ending Tangible Book Value	$216.7	$183.4	$302.9	$386.0	$519.7	$386.5
Pro Rata Portion of New Equity	0.0	0.0	108.3	91.1	0.0	0.0
Average Shareholders' Equity	216.7	183.4	411.2	477.0	519.7	386.5
Pre-Compensation Tax Adjusted Net Income		$4.7	$55.3	$56.6	$54.1	($43.3)
Management Fee (2% of Beginning Book Value)		4.3	3.7	7.3	9.3	8.9
Performance Fee (20% of the Upside)		0.1	10.3	9.9	10.9	0.0
Tax Adjusted Net Income after Compensation		**$0.3**	**$41.3**	**$39.4**	**$33.9**	**($52.2)**
Returns		0.1%	22.5%	9.6%	7.1%	-10.1%
Mortgage Backed Strategies Index (Source: Preqin)		5.8%	22.3%	12.8%	10.6%	4.8%
Arlington Underperformance		**(565)bps**	**24 bps**	**(324)bps**	**(352)bps**	**(1,481)bps**

Source: Company Filings, Bloomberg and CapitalIQ.
Note: Our analysis assumes management gets the benefit of earnings generated from new equity raised.

Enhancing Shareholder Value at Arlington Asset Investment

Page 35

Enhancing Shareholder Value at Arlington Asset Investment Page 36 I Executive Summary II History of Value Destruction at Arlington Asset Investment III Current Compensation Practices IV The Path Forward IV Conclusion

Our Vision for a New Board Consists of Changing Five Members

imation

Our Group's Nominated Directors



Scott R. Arnold

Managing Director and Senior Portfolio Manager, Clinton Group, Inc.

Former Board Member, Herald National Bank

Former Chairman, Urban Trust Bank

- MBS Investing
- Hedge Fund Investing
- Portfolio Management
- Commercial Banking



Barry Kasoff

Founder and President, Realization Services Inc.

Director, Imation Corp.

CFO/ Vice President of Operations, Sezler Group

General Manager, Takarjimasha Inc.

- Restructuring
- Operations Management
- Audit
- Real Estate Investing



W. Brian Maillian

Chairman and CEO of WhiteStone Global Partners/WhiteStone Capital Group

Senior Managing Director of Bonwick Capital Partners LLP

- MBS Investing
- Asset Management
- Investment Banking
- Advisory to GSEs



Raymond C. Mikulich

Managing Partner, Ridgeline Capital Group

Chairman, Altus Group Ltd

Former Head of Real Estate, Apollo LP

Former Co-Head of Real Estate, Lehman Brothers

- Real Estate Investing
- Real Estate Management
- Private Equity
- Asset Management



Donald H. Putnam

Founder and Managing Partner, Grail Partners LLC

Director, Imation Corp.

Former CEO, Chairman, and Managing Director, Putnam Lovell

- Asset Management
- Private Equity
- Quantitative Investments
- Investment Banking

Enhancing Shareholder Value at Arlington Asset Investment

Page 37

Enhancing Shareholder Value at Arlington Asset Investment Page 38 Plan Going Forward Assist / oversee key activities: ▪ Reconstitution of investment portfolio ▪ Recalibration of current hedging strategies − Hedging risk across the curve − Not taking a directional bet on the market ▪ Expand the asset management capability Board Responsibility Previous Decisions The New Direction (1) ▪ Consider all external and internal management proposals in an RFP process ▪ The New Board will consider a proposal from incumbent team ▪ Our nominees have a proven track record in principal investing in MBS, real estate and alternative strategies ▪ Eliminate uneconomical spending ▪ Recalibrate executive and board compensation plans ▪ Align compensation with shareholder value creation ▪ Openness to all alternatives to create shareholder value Historical investment focus on Agency and Private Label MBS Internal management of a portfolio of agency MBS and Private - Label MBS Maintaining high corporate overhead costs and excessive compensation plans Setting Strategy Capital Allocation and Risk Management Overseeing Operations and Efficiency Value Creation to Shareholders _______ (1) Plans which our nominees will seek to cause the Company to pursue. Our nominees, if elected, will exercise their fiduciary j udg ment to determine the best course for the Company . We believe the new Board of Directors will correct previous mistakes Poor hedging strategies

Enhancing Shareholder Value at Arlington Asset Investment Page 39 The Path to New Management • The newly composed Board of Directors will solicit the best management deal from outside asset managers based on qualificatio ns, business strategy and proposed compensation in an RFP process – The incumbent management is welcome to make a proposal as well Manager • Internal management • External manager, typically an asset management firm or hedge fund • We are open to the best option that reduces overall expense load and aligns compensation with shareholder value creation Dedicated Staff • Arlington has 11 employees today • Typically not disclosed by the external manager • We believe there are opportunities to reduce the staffing requirements Management Fee / Incentive Fee • Arlington's compensation averaged 3.5% of tangible book value the last five years • 1.5% of shareholders’ equity, typically defined as total equity raised, plus earnings excluding unrealized losses, and not adjusting for dividends • We believe there should be a way to shift from a straight % of assets fee, and tie incentive compensation to book value creation • A large portion of the fee should be paid in stock Corporate Overhead / Expense Reimbursement • Arlington averaged 1.8% of tangible book value the last five years • Typically, the mREITs reimburse external manager for overhead including CFO, legal, accounting, investor relations and diligence expenses, typically uncapped • We believe that an efficient corporate overhead budget can be as little as 1% of tangible book value Arlington Today A New Paradigm: A lower corporate expense load, incentive fees paid for tangible book value creation Our Take: Comparable Companies Our Approach

Repositioning the MBS Book – Portfolio Construction

- Consider other asset classes than fixed rate 30 year **Agency MBS**
- Look for relative value opportunities and incremental risk-adjusted return in 15 year securities
- Consider inclusion of IOs and Inverse IOs
- Actively rebalance portfolio in cost-effective manner to take advantages of opportunities between various pool characteristics, e.g. low loan balance vs. high LTV loans

Goals

- **Reduce portfolio's exposure to dynamics specific to Agency market**
- **Reduce portfolio's risk by including floating rate securities**
- **Yield Enhancement**

- **RMBS 2.0** refers to securitizations of loans that were issued subsequent to the 2009 crash and consequent dormant period for new private-label MBS underwriting
- Deals on prime jumbo collateral are underwritten to more stringent criteria than legacy deals across criteria such as FICO scores, loan-to-value and debt to income ratios as well as the nature of the documentation
- Should benefit from significantly greater OAS on RMBS 2.0 deals relative to agency MBS. OAS on super-seniors pass throughs are almost double that of current coupon agency MBS
- Potential expected returns up to the mid teens



Agency MBS
RMBS 2.0
CMBS
Single Family Rental Securities

- **CMBS:** primarily fixed rate bonds off of collateral of commercial mortgages such as office buildings, hotels, industrial properties and retail
- CMBS securities typically offer protection against risks from voluntary prepayment through deal structures
- Potential deal classes run from AAA to BBB-
- Recent spread widening offers attractive entry point
- Expected returns could exceed single digits without the negative convexity associated with the current portfolio
- Diversification away from RMBS

- The **single-family rental** securitization market is one of the largest sources of non-agency issuance
- Rental vacancy rates have been falling since 2010
- New rental households have been a significant source of household formation over the last decade
- Demographic changes and tight mortgage credit should continue to drive demand moving forward
- Floating rate coupons on many deals
- Expected returns up to mid-teens
- Allows our group to leverage extensive capabilities in this sector

Source: JP Morgan and Citigroup research.
Note: Pie chart is for graphic purposes only and not intended to indicate any portfolio construction by the relative sizes of the sections.

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Enhancing Shareholder Value at Arlington Asset Investment Page 41 $750 $750 $1,065 $1,335 $980 $1,000 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 9/30/2015 Retooling their Hedging Strategies What They Did What We Would Do • At end of Q3 2015, Arlington reduced Euro futures hedge significantly and nearly doubled the 10 - Yr short • CEO, Rock Tonkel, on the 10/27/15 Earnings Call: ‒ “to maintain a level of extension protection on 30 - year fixed - rate assets at these rate levels and these prices suggest that more balance in the 10 - year area of the curve would provide better risk protection against rising rate movements” • Arlington ran core $2.0 billion 10 - Yr short on both Sep and Dec quarter ends • Assess the current portfolio and determine the sensitivities to rate changes across the entire yield curve • Hedge these exposures in an effective, complete and cost effective manner • Do not concentrate hedges on one or two points on the curve • Hedged Portfolio with appropriate risk weightings in 2 - Yr, 5 - Yr, and 10 - Yr respectively more closely approximates the MBS portfolio’s sensitivities Indicative Impact 9/30/15 to 3/31/16 (1) Price change as of March 31, 2016, using historical yields as of September 31, 2015 and March 31, 2016, on the current 2, 5, 10 year maturity U.S. Treasury securities. Source: Company Filings (Investor Presentation as of 2/16). • This undue emphasis on one spot on the curve had significantly negative results as can be seen below • This concentration represents an implicit curve steepening trade 0.5 0.9 1.3 1.7 2.1 2-Yr Treasury 5-Yr Treasury 10-Yr Treasury Change in Benchmark Yield Treasury Yield 9/30/15 to 3/31/16 0.63 0.72 1.36 1.21 2.04 1.77 Change in Value ($ mm) Change from Core $2bn 10 - Yr Short vs. Curve Weighted Hedge (1) Notional Amount ($ mm) 09/30/15 12/31/15 - $47.8mm - $28.8mm -60.0 -50.0 -40.0 -30.0 -20.0 -10.0 0.0 10.0 10-Yr US Treasuries Curve Weighted Hedge Portfolio AI Hedge Positions 10 - Yr Swap Futures 10 - Yr UST Futures 10 - Yr UST Futures 10 - Yr Swaps ED Futures 10 - Yr Curve Exposure 2 - Yr Curve Exposure

Enhancing Shareholder Value at Arlington Asset Investment Page 42 Corporate Overhead Rationalization Employee Compensation Corporate Overhead • Large salaries to be reduced • Bonus compensation is tied to performance metrics aligned with tangible book value creation • Bonus compensation paid in stock • Our Goal: – Better alignment of employee compensation to shareholder value creation – Reduce the fixed cost variables and create an accretive business model on Day 1 • Rationalization of all critical functions within corporate including finance, legal and investor relations • Elimination of all wasteful spending and reduce perquisites • Re - examine all expense projects with a threshold of a one year payback • Our Goal: – Increase the operating efficiency of the enterprise to ensure shareholder value is maximized

Enhancing Shareholder Value at Arlington Asset Investment Page 43 Recalibrating Compensation Practices Proposal for Board Compensation • Our Nominees will make the following proposals regarding compensation Proposal for Executive Compensation • Large salaries are eliminated • Legacy bonus structures (that produce 200% targeted payments while tangible book value is reduced) are eliminated • Amend stock and option awards to align to the true meaning of the acronym LTIP − “long term incentive programs” • Minimize use of third party consulting firms and rely on directors’ expertise and common sense • Stock ownership guidelines to key management tied to open market purchases • All - in compensation of $100,000 per year until shareholder returns achieve certain thresholds • No extra payments for meeting fees or interview fees • Stock ownership guidelines tied to open market purchases • Peer group should be market capitalization driven Directors and Officers should be aligned with fellow shareholders and prosper from the long - term improvement of tangible book value per share of the Company Our Goal:

Enhancing Shareholder Value at Arlington Asset Investment Page 44 Other Initiatives Improving Risk Management • How are positions monitored? • How are risk models overlaid to the portfolio? • How are hedges sized across the curve? • What are the investment committee functions? • What Board oversight is there on structural shifts to positioning? • How is cash management and repo financing monitored and optimized? • How much trading is there? Business Review Questions Deliverables • Refine and adapt the investment committee process to the existing portfolio and prospective investment strategies • Risk and VAR analysis and extensive modeling to understand potential effects to tangible book value • Employ best practices across trading, middle - office and back office functions • Who are the key repo counterparties? • Who is “at risk” of downsizing their portfolio? • What relationships does our Group have to investigate a broker dealer joint venture for direct repo? • A risk analysis across the counterparty universe • A strategic plan for exogenous sources of financing Driving Financing Alternatives

Enhancing Shareholder Value at Arlington Asset Investment Page 45 I Executive Summary II History of Value Destruction at Arlington Asset Investment III Current Compensation Practices IV The Path Forward IV Conclusion

Enhancing Shareholder Value at Arlington Asset Investment Page 46 Our Nominees will be Fiduciaries to All Shareholders Aggregate numerous losses Raise dilutive capital Payout unsustainable dividends Enrich fiduciaries with excessive compensation Existing Paradigm Company underperforms on a variety of fronts Risks of the business increase Board faces proxy contest New Paradigm Short - Term Plan Solicit a new management proposal Onboard a new management team Rehabilitate portfolio Recalibrate hedging portfolio Significantly reduce corporate overhea d Medium - Term and Long - Term Plan Evaluate downsizing the Agency MBS book Examine risk adjusted returns of other investment opportunities Develop business lines in asset management to diversify away from IC Act risk Constant Evaluation of All Strategic Alternatives Examine a sale of the Company, examine a liquidation and dividend to shareholders To make money along side our fellow shareholders and prosper from the long - term tangible book value increase of the Company Our Goal:

Enhancing Shareholder Value at Arlington Asset Investment Page 47 • In the boardroom, the Company’s fiduciaries appear to lack the expertise in MBS and hedging to understand the risks of the strategy • In the executive suite, the Company’s fiduciaries have increased the risks to the business – high leverage, shape of the yield curve r isk, and a dividend payout exceeding any metric of earnings • Both the Board and the executives have been compensated at a level that we believe is inappropriate for a company of this size, and for a company with this performance • We have a small position today, and absent our proxy solicitation, this investment would not have survived our committee vetting process – For all the risks cited, an equity investment today in the common stock of the Company has multiple negatives and little hope fo r upside – We are committing substantial time and expense to improve the outcome for all shareholders • That being said, upon our successful proxy solicitation and our satisfaction with the go forward management team and strategy, we are prepared to invest up to 15% of the outstanding stock at 1.0x tangible book value, a 34% premium • Simply put, we believe our nominees, together with three continuing directors, would constitute a better Board of Directors, and we believe our plans outlined will create a stable enterprise and lasting value to shareholders • Our nominees are capable, poised and excited about taking on a turnaround at Arlington Asset Investment • We believe new thinking and new people are required to fix old problems Conclusion

Page 48 Enhancing Shareholder Value at Arlington Asset Investment Contact Information Imation Corp. 1099 Helmo Avenue Suite 250 Oakdale, MN 55128 Joseph A. De Perio, Chairman of the Board Tel: +1 (212) 825 0400 riseuparlington@imation.com Okapi Partners 1212 Avenue of the Americas 24th Floor New York, New York 10036 Bruce Goldfarb, President and CEO Chuck Garske, Senior Managing Director Tel: +1 (212) 297 0720 info@okapipartners.com

Page 49 Enhancing Shareholder Value at Arlington Asset Investment APPENDIX Macroeconomic Factors to Mortgage REITs Historical Underperformance and Comparisons to Peers Q1 2016 Discussion

Enhancing Shareholder Value at Arlington Asset Investment Page 50 Industry Commentary: Positive Macroeconomic Trends - Last 5 Years • The U.S. h ousing market remains strong as home prices nationwide increased 4.8% per annum in the last five years • Steady employment gains and job creation over the last five years • Personal consumption expenditure continues to register steady growth, exhibiting a 3.5% increase per annum in the last five y ear s • Persistently low interest rates Total Non - farm Payrolls Personal Consumption Expenditures Case Schiller U.S. National Home Price Index Effective Federal Funds Rate 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 2010 2011 2012 2013 2014 2015 2016 115,000 120,000 125,000 130,000 135,000 140,000 145,000 150,000 2010 2011 2012 2013 2014 2015 2016 125 135 145 155 165 175 185 2010 2011 2012 2013 2014 2015 2016 0.00% 0.05% 0.10% 0.15% 0.20% 0.25% 0.30% 0.35% 0.40% 2010 2011 2012 2013 2014 2015 2016 (in USD billions) (in Thousands)

Enhancing Shareholder Value at Arlington Asset Investment Page 51 Industry Commentary: Recent Dynamics Have Not Been Ideal • Residential MBS markets experienced a challenging year as MBS credit spreads widened throughout 2015 − Widening credit spreads were driven largely by fears of global economic weakness, fueling interest rate volatility throughout th e year and creating wider spreads between benchmark interest rates and most fixed income securities − In particular, MBS faced wider spreads than most other fixed income markets, including the corporate, emerging and high yield debt markets • Additionally, the Fed’s decision to raise its target range for the Federal Funds Rate in December 2015 from 0.25% to 0.50% im pac ted the cost of funds available to MBS investors − Although the Fed has since suggested that the central bank might delay further tightening going forward Residential MBS Spread Non - Agency RMBS Spreads 0 5 10 15 20 25 2010 2011 2012 2013 2014 2015 2016 0.00 0.10 0.20 0.30 0.40 0.50 0.60 0.70 0.80 0.90 2010 2011 2012 2013 2014 2015 2016

Enhancing Shareholder Value at Arlington Asset Investment Page 52 APPENDIX Macroeconomic Factors to Mortgage REITs Historical Underperformance and Comparisons to Peers Q1 2016 Discussion

Enhancing Shareholder Value at Arlington Asset Investment Page 53 -50% -30% -10% 10% 30% 50% 70% 90% Apr-11 Aug-11 Dec-11 Apr-12 Aug-12 Dec-12 Apr-13 Aug-13 Dec-13 Apr-14 Aug-14 Dec-14 Apr-15 Aug-15 Dec-15 AI '15 Peer Group FTSE NAREIT mREITs Index S&P 500 Index Dividend Adjusted Performance Last 5 Years FTSE NAREIT: 25.7% S&P 500: 54.6% ‘15 Peers: 40.2% • The stock is down (15.3%) in the last five years, or a negative compound annual decline rate of (3.3%), far worse than its peer group – Unadjusted for dividends, the performance would be (59.0%) in the last five years, or a compound annual decline rate of (16.3%) Return: (15.3%) Source : CapitalIQ. Note: Stock price performance in the chart is dividend adjusted.

Enhancing Shareholder Value at Arlington Asset Investment Page 54 -60% -50% -40% -30% -20% -10% 0% 10% 20% Jun-14 Sep-14 Dec-14 Mar-15 Jun-15 Sep-15 Dec-15 Mar-16 AI '15 Peer Group FTSE NAREIT mREITs Index S&P 500 Index Accelerating Underperformance during Rock Tonkel’s Tenure as CEO • The stock is down (38.5%) during Mr. Tonkel’s tenure or a negative compound annual decline rate of (23.6%) – Unadjusted for dividends, the performance would be ( 54.8%) in the same period, or a compound annual decline rate of (35.6%) Source : CapitalIQ. Note: Stock price performance in the chart is dividend adjusted. Return: (38.5%) FTSE NAREIT: (3.0)% S&P 500: 6.0% ‘15 Peers: (16.3)%

Enhancing Shareholder Value at Arlington Asset Investment Page 55 Stock Price Underperformance Against Peers in Every Period 1 - Year Performance 3 - Year Performance 2 - Year Performance Performance is adjusted for dividends. Source : CapitalIQ. 4 - Year Performance Since the Onset of Mr. Tonkel’s Tenure 5 - Year Performance - 38% - 7% - 8% AI '15 Peer Group FTSE NAREIT mREIT - 36% - 4% - 2% AI '15 Peer Group FTSE NAREIT mREIT - 25% - 5% - 7% AI '15 Peer Group FTSE NAREIT mREIT 2% 51% 13% AI '15 Peer Group FTSE NAREIT mREIT - 15% 35% 8% AI '15 Peer Group FTSE NAREIT mREIT - 38% 0% - 1% AI '15 Peer Group FTSE NAREIT mREIT

Enhancing Shareholder Value at Arlington Asset Investment Page 56 • Since 2010, tangible book value per share is down (40.5%) – Investment losses have soared, leverage is at an untenable level Performance Since 2010 Tax Adjusted Net Income Investment Losses Tangible Book Value Per Share Leverage Multiple $82.3 ($9.5) $37.9 $40.0 $36.0 ($57.5) 2010 2011 2012 2013 2014 2015 $3.3 ($19.2) ($10.7) ($47.7) ($38.7) ($152.4) 2010 2011 2012 2013 2014 2015 Source: CapitalIQ. Note : Dollars in millions except tangible book value per share. $28.25 $23.92 $23.09 $23.25 $22.63 $16.82 2010 2011 2012 2013 2014 2015 0.9x 3.6x 4.0x 4.1x 6.2x 9.6x 2010 2011 2012 2013 2014 2015

Enhancing Shareholder Value at Arlington Asset Investment Page 57 $23.89 $24.00 $22.63 $19.91 $18.83 $16.27 $16.82 Q2 '14 Q3 '14 Q4 '14 Q1 '15 Q2 '15 Q3 '15 Q4 '15 • Since the appointment of Mr. Tonkel, all relevant metrics have worsened – The risks to this business have all increased The Trend Has Worsened During Mr. Tonkel’s Tenure LTM Tax Adjusted Net Income LTM Investment Gains / (Losses) Tangible Book Value Per Share Leverage Multiple Source: CapitalIQ. Note: Dollars in millions except tangible book value per share. $63.1 $69.6 $36.0 ($12.2) ($50.2) ($134.3) ($57.5) Q2 '14 Q3 '14 Q4 '14 Q1 '15 Q2 '15 Q3 '15 Q4 '15 $63.1 $69.6 $36.0 ($12.2) ($50.2) ($134.3) ($57.5) Q2 '14 Q3 '14 Q4 '14 Q1 '15 Q2 '15 Q3 '15 Q4 '15 5.7x 4.9x 6.2x 7.5x 8.6x 7.5x 9.6x Q2 '14 Q3 '14 Q4 '14 Q1 '15 Q2 '15 Q3 '15 Q4 '15

Enhancing Shareholder Value at Arlington Asset Investment Page 58 Comparative Performance – Last 5 Years Tangible Book Value Per Share Growth Average Dividend Yield Average ROE Increase in Leverage Multiple Source: CapitalIQ. • Arlington has underperformed its peers on every relevant performance metric 8.6x 0.9x 0.5x AI '15 Peer Group FTSE NAREIT mREIT 1.8% 6.2% 6.6% AI '15 Peer Group FTSE NAREIT mREIT 15.7% 7.6% 10.8% AI '15 Peer Group FTSE NAREIT mREIT - 40.5% - 8.5% - 2.3% AI '15 Peer Group FTSE NAREIT mREIT

Enhancing Shareholder Value at Arlington Asset Investment Page 59 Underperformance Versus Peers Has Accelerated the Past Two Years Tangible Book Value Per Share Growth Average Dividend Yield Average ROE Increase in Leverage Multiple Source: CapitalIQ. • Arlington has underperformed its peers on every relevant performance metric 5.4x 0.3x 1.1x AI '15 Peer Group FTSE NAREIT mREIT - 5.5% 6.0% 6.4% AI '15 Peer Group FTSE NAREIT mREIT - 27.6% - 3.6% - 4.5% AI '15 Peer Group FTSE NAREIT mREIT 16.0% 8.4% 12.4% AI '15 Peer Group FTSE NAREIT mREIT

Recent Performance vs. Analyst Estimates

imation

Management Commentary

- "…the company's results were below expectations for shareholders," Mr. Tonkel, Q4 2015 Earnings Call
- "…the company recorded an increase to the valuation allowance against its deferred tax asset. The increase is attributable primarily to increase in the company's expected net capital loss carryforwards due to net losses on certain of the hedge instruments," Mr Tonkel, Q3 2015 Earnings Call
- "…the performance of our private-label MBS has generally plateaued," Mr. Tonkel, Q2 2015 Earnings Call
- "Due to decreases in interest rates, the hedges have produced capital losses, much of which may be recovered if interest rates increase in the future, but the timing or certainty of which cannot be predicted," Mr. Tonkel, Q1 2015 Earnings Call

Equity Analysts' Pessimism

- "We expect the economy could 'muddle through' in 2016," Barclays, 2/26/16
- "They have shown deceleration in quarterly growth rates when adjusted for the volatility of earnings," Ford, 2/26/16
- "Operating measures were generally below our expectations. Average earning assets amounted to $4.2 billion, 4% lower quarter-over-quarter and below our estimate by the same magnitude," Credit Suisse, 2/3/16
- "The major disappointment for the quarter was the decline in book value, which for the second consecutive quarter declined by far more than our expectations and then peers," Credit Suisse, 10/27/15

Performance vs. Analyst Estimates

	Q1 '14	Q2 '14	Q3 '14	Q4 '14	Q1 '15	Q2 '15	Q3 '15	Q4 '15
Normalized EPS								
Core EPS	$0.41	$0.94	$0.61	-$1.43	-$1.84	$0.29	-$2.29	$0.82
Consensus	$0.92	$0.88	$0.99	$0.99	$0.37	$0.89	$0.83	$1.28
Actual vs Consensus	**-$0.51**	**$0.06**	**-$0.38**	**-$2.42**	**-$2.21**	**-$0.60**	**-$3.12**	**-$0.46**

Source: CapitalIQ.

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Enhancing Shareholder Value at Arlington Asset Investment Page 61 APPENDIX Macroeconomic Factors to Mortgage REITs Historical Underperformance and Comparisons to Peers Q1 2016 Discussion

Enhancing Shareholder Value at Arlington Asset Investment Page 62 • Non - GAAP Core Operating Earnings were $0.80 per share and the GAAP Loss Per Share was ($1.38) • Tangible book value declined 14% from December 31, 2015 – Of the $2.37 per share decline, $0.63 per share was attributable to the dividend • Investment losses were ($50) million, comprised of $112 million in in hedging losses offset by a markup in their assets • Private Label MBS unrealized losses were ($8) million suggesting more downside than upside in the remaining portfolio that was not divested to date • Leveraged is now over 10x • Compensation expense was up 6.3% year over year, G&A was up 27% year over year Q1 2016 Recap Financial Summary Our Observations • Non - GAAP financials continue to obfuscate overall weakness • Leverage ratio went up, overall borrowings went down – Net Long TBAs require less equity • True earnings and tangible book value degradation worsen, and yet compensation goes up on an absolute basis • 10 Year Treasury Future Hedge has been reduced dramatically • Antiquated hedging strategy still focused on the same sectors of the curve Source: Company Filings and Company Investor Presentations.

Enhancing Shareholder Value at Arlington Asset Investment Page 63 Q4 2015 Q1 2016 Change Market Value/ Market Value/ Market Value/ MBS Securities Notional Duration Notional Duration Notional Specified Agency MBS $3,865.0 4.4 $3,417.9 3.3 ($447.2) Net long TBA positions 389.0 4.5 729.8 2.8 340.8 Total $4,254.0 4.4 $4,147.7 3.2 ($106.3) Agency Repo and FHLB Advances ($3,584.5) (0.1) ($3,029.9) (0.1) $554.6 Hedge Position 2 Year Maturity ($750.0) ($750.0) $0.0 10 Year Maturity (750.0) (1,000.0) (250.0) Interest Rate Swaps ($1,500.0) (5.3) ($1,750.0) (3.4) ($250.0) 10-year Treasury Futures ($1,335.0) (8.3) ($375.0) (8.2) $960.0 Total Hedge/Repo (4.6) (3.4) Net Duration Gap (0.2) (0.2) Evolution of the Agency MBS Book from Q4 to Q1 Source: Company Filings and Company Investor Presentations. Reduced Specified Pools of Agency MBS Increased Net Long TBA Position What They Did: Our Take: Reduces Borrowings, Increases Leverage Multiple and Risks Reduced their 10 Year Treasury Future Hedge They Were Previously Overhedged , Then Capitulated

Enhancing Shareholder Value at Arlington Asset Investment Page 64 The CEO’s Comments on the Q1 2016 Earnings Call Source: Q1 2016 Earnings Call Transcript, dated May 10, 2016. “In a falling interest rate and wider spread environment such as this past quarter , this hedging strategy will likely result in a temporary decline in book value. However , the Company would expect that this temporary decline in book value would be recovered over time either through higher future spread earnings if interest rates remain low and spreads wide or through a reversal of this temporary decline in book value if future interest rates rise and spreads narrow..” • The asset mix has changed, and yields have compressed in the Specified Agency MBS portfolio • The hedge portfolio has been reduced, and a portion of the historical losses are no longer recoverable • Book value is lower, and management has elected to increase leverage to keep the assets a comparable size • At 10x leverage, “you could be dead before you are right” Management says: “Stick With Us, and Your Book Value Losses will Return” Our Takeaway: Stark Reality:

Enhancing Shareholder Value at Arlington Asset Investment Page 65 Important Information About The Participants Solicitation IMATION CORP., ROBERT B. FERNANDER, CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON GROUP, INC., JOSEPH A. DE PERIO, AND GEORGE E. HALL, SCOTT R. ARNOLD, BARRY L. KASOFF, W. BRIAN MAILLIAN, RAYMOND C. MIKULICH, AND DONALD H. PUTNAM (COLLECTIVELY, THE “PARTICIPANTS”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS’ SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF ARLINGTON ASSET INVESTMENT CORP., INC. (THE “COMPANY”) FOR USE AT THE COMPANY’S 2016 ANNUAL MEETING OF SHAREHOLDERS (THE “PROXY SOLICITATION”). ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV / . INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY IMATION WITH THE SEC ON MAY 4, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.